EXHIBIT 4.20
REGISTRATION RIGHTS
AGREEMENT

TEFRON LTD.

DECEMBER 30, 2010

Execution Copy

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of the 30th day of December, 2010, and shall be effective only upon the Closing (as defined below), by and among Tefron Ltd., a company incorporated under the Laws of the State of Israel (the “Company”); and each of the Holders of the Company’s Ordinary Shares (the “Ordinary Shares”) listed on the signature page hereto.

W I T N E S S E T H:

WHEREAS, the Company is entering into share purchase agreements with certain of the Holders (each, an “SPA”) to purchase newly issued Ordinary Shares of the Company; and

WHEREAS, concurrently with the execution of the SPAs, the Company entered into an the Asset Purchase Agreement, between the Company and Intimes Nouvelle Seamless, Inc. (“Nouvelle”) pursuant to which the Company will purchase certain assets from Nouvelle in exchange for the issuance of additional securities by the Company (the “APA”), and in connection with the consummation of the APA and the SPA the Company is issuing Warrants to Ben Lieberman and Martin Lieberman (or to entities to whom they designate) to purchase Ordinary Shares of the Company (the “Warrants”); and

WHEREAS, as a condition to the consummation of the transactions contemplated in the SPAs and the APA, the parties thereto (other than the Company) require that the Company enter into this Agreement, all upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.        Definitions. As used herein, the following terms have the following meanings:

1.1.              “Board” shall mean the Board of Directors of the Company.

1.2.              “Commission” or “SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.3.              “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

1.4.              “Form F-3” shall mean Form F-3 or S-3 under the Securities Act (as defined below), as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.5.              “Holder” shall mean the holder of Registrable Securities listed on the signature page hereto.

1.6.              “Incorporation Documents” shall mean the Articles of Association of the Company.

1.7.              “Initiating Holders” shall mean Litef Holdings, Inc. or the Holders holding at least 20% of the Registrable Securities outstanding at a given time.

1.8.              “Ordinary Shares” means the ordinary shares of the Company, par value NIS 10.00 per share, and any other class of securities into which such securities may hereafter be reclassified or changed

1.9.              “Register”, “Registered” and “Registration” shall refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.

1.10.            “Registrable Securities” shall mean (i) the Ordinary Shares of the Company issued pursuant to the SPAs, the APA or the Warrants and (ii) the Ordinary Shares of the Company (the “Subscription Shares”) issued pursuant to the Subscription Agreement dated as of March 2010 between the Company and TA-TOP Limited Partnership and Mivtach Shamir Ltd. and, in each case described in (i) and (ii), those issued as a result of a share split, share dividend, recapitalization or combination from such shares. Notwithstanding the foregoing, Registrable Securities shall not include otherwise Registrable Securities (i) sold by a person in a transaction in which the rights under this Agreement are not properly assigned; or (ii) (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) the registration rights of which have been terminated pursuant to this Agreement.

1.11.            “Rule 144” shall mean Rule 144 under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time, but shall not include Rule 144A.

1.12.            “Rule 144A” shall mean Rule 144A under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time, but shall not include Rule 144.

1.13.            “Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

1.14.            “Shareholders” shall mean the holders of the Company’s Ordinary Shares (collectively, the “Shareholders” and individually, a “Shareholder”).

2.         Registration. The following provisions, shall govern the registration of the Company’s securities:

2.1.              Form F-3 Registration. At any time from and after the date that is six months following the date hereof, if the Company shall receive from Initiating Holders a written request or requests that the Company effect a registration on Form F-3 (if the Company qualifies), and any related qualification or compliance, with respect to Registrable Securities held by such Initiating Holders (“Initiating Shares”), the Company will within twenty (20) days after receipt of any such request give written notice of the proposed registration, , to all other Holders who are not Initiating Holders (“Additional Holders”), and shall take all actions under its power and control to include in such registration all Registrable Securities held by all such Additional Holders  who provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice (“Additional Shares”). Thereupon, the Company shall take all commercially reasonable actions under its power and control to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Shares, together with all or such portion of the Additional Share. The right to request such F-3 registration statement shall be unlimited, and such F-3 registrations shall not be counted as a demand registration under Section 2.3 below. If requested by the Initiating Holder, the Company shall file a shelf registration statement and the Company shall endeavor to keep it effect for nine (9) months unless the Registrable Shares are completely sold thereunder.

2.2.              Incidental (“Piggyback”) Registration. If the Company or any its Shareholders at any time proposes to register any of its securities, other than (i) in a registration relating solely to employee benefit plans, or (ii) a registration relating solely to an SEC Rule 145 transaction, the Company will give notice to the Holders of such intention. Such notice shall specify, at a minimum, the number and class of shares or equity securities so proposed to be registered (or offered, in the case of a shelf takedown), the proposed date of filing of such registration statement or prospectus or prospectus supplement, if applicable, any proposed means of distribution of such shares or securities, any proposed managing underwriter or underwriters of such shares or securities and a good faith estimate by the Company of the proposed maximum offering price thereof, as such price is proposed to appear on the facing page of such registration statement, prospectus or prospectus supplement. Upon the written request of any Holder of the Registrable Securities given within twenty (20) days after receipt of any such notice, the Company shall take all actions under its power and control to include in such registration all of the Registrable Securities indicated in such request, so as to permit the disposition of the shares so registered. Notwithstanding any other provision of this Section, if in an underwritten offering the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, (i) first, any Subscription Shares and (ii) second, any shares held by the each of the Holders in each case, pro rata to the respective number of Registrable Securities requested to be registered by such Holder, provided, that in all registrations the Holders can not be cut back in a way that will permit them to sell any less than 20% of the aggregate number of shares such Holders propose to register. The Company shall have the right to withdraw or terminate any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration expenses of such withdrawn registration (including for avoidance of doubt of all such Holders) shall be solely borne by the Company in accordance with Section 2.6 hereof.

2.3.              Demand Registration.

2.3.1.                      From and after the date that is six months after the date hereof, if the Company is not eligible to register its shares on Form F-3, the Initiating Holders may request in writing that all or part of the Registrable Securities (“Demand Shares”) held by such Initiating Holders shall be registered for trading on any securities exchange or quotation system on which the Company’s shares are otherwise traded. Within twenty (20) days after receipt of any such request, the Company shall give written notice of such request to the other Holders of Registrable Securities and shall take all actions under its power and control to include in such registration all Registrable Securities held by all such Holders of Registrable Securities who wish to participate in such demand registration and who provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice (“Additional Demand Shares”). Thereupon, the Company shall have the registration statement become effective with respect to all Demand Shares and Additional Demand Shares. The Company shall not be required to effect more than three (3) registrations under this Section 2.3.1. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 or any request pursuant to Section 2.1, and the Company shall include such information in the written notice referred to in Section 2.1 or 2.3, as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holders, such Holder and the underwriter) to the extent provided herein. All Shareholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters designated pursuant to Section 2.5 below.  Notwithstanding any other provision of this Section 2.3.1, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then there shall be excluded from such registration and underwriting to the extent necessary to satisfy such limitation, first Additional Demand Shares, second, any Subscription Shares, and then, to the extent necessary, remaining Demand Shares (in each case, pro rata to the respective number of Registrable Securities requested to be registered by such Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

2.3.2.                      In the event that the Initiating Holders request to effect a registration under this Section and the Company decides to join and register any of its securities thereunder, such registration shall be regarded as an Incidental (“Piggyback”) Registration under Section 2.2 and not a Demand Registration under this Section 2.3.

2.3.3.                      If all Registrable Securities requested to be registered by the Holders are not registered in the Registration, such Registration shall not be counted as one of the three (3) demand registrations.

2.4.              Notwithstanding Sections 2.1 and 2.3 above, the Company shall not be required to effect any registration during the pending period of any Demand Blackout Period (as hereinafter defined).

“Demand Blackout Periods”: If the Company determines in good faith that the registration and distribution of Registrable Securities (or the use of a registration statement or related prospectus) would interfere with any pending financing, acquisition, corporate reorganization or any other material corporate development involving the Company (or would require premature disclosure thereof), and promptly gives the Holders written notice of such determination following their request to register any Registrable Securities, the Company shall be entitled to postpone (but not more than once in any twelve (12) month period) the filing of the registration statement otherwise required to be prepared and filed by the Company pursuant to Sections 2.1 or 2.3 for a reasonable period of time, but not to exceed 90 days. The Company shall promptly notify the Holders of the expiration or earlier termination of any Demand Blackout Period.

In the event of a Demand Blackout Period, the Company shall undertake to extend the effectiveness of any then current registration statement on Form F-3 beyond the anticipated nine (9) month period or any then current registration statement on other forms (including F-1) beyond the anticipated five (5) month period for the respective periods of such Demand Blackout Period.

2.5.              Designation of Underwriter.

2.5.1.                      In the case of any registration effected pursuant to Section 2.1 or 2.3, a majority of the Initiating Holders that submitted requests for registration shall have the right to designate the managing underwriter(s) in any underwritten offering which shall be a prominent and reputable underwriter, subject to the consent of the Company, which consent shall not unreasonably withheld.

2.5.2.                      In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

2.6.              Expenses. All expenses, including but not limited to SEC registration and blue sky fees and all legal, accounting and printing fees, including all legal fees and expenses of one special counsel for the selling Holders, shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of the fees, discounts or commissions payable to any underwriter.

2.7.              Indemnities. In the event of any registered offering of Ordinary Shares pursuant to this Section 2:

2.7.1.                      The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder (including any officer, director or partner of such Holder) and any underwriter for such Holder, and each person, if any, who controls (within the meaning of the Exchange Act) the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any rule or regulation promulgated thereunder applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission so made in conformity with information furnished in writing by a Holder, to the Company, such underwriter or such controlling persons specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 2.7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling Holder, the underwriter or any controlling person of the selling Holder or the underwriter, and regardless of any sale in connection with such offering by the selling Holder. Such indemnity shall survive the transfer of securities by a selling Holder.

2.7.2.                      Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, its officers and directors, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling Holder’s consent) to which the Company, its officers or directors, or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, its officers and directors, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 2.7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the net proceeds received by such Holder from the sale of its securities under the applicable registration.

2.7.3.                      Promptly after receipt by an indemnified party pursuant to the provisions of Sections 2.7.1 or 2.7.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Sections 2.7.1 or 2.7.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 2.7.1 or 2.7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within fifteen (15) days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.7.4.                     If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration, if any. In any event, in determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances, provided, however, that in any such case, no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

2.7.5.                      Notwithstanding the foregoing, to the extent that the provisions on indemnification contained in the underwriting agreements entered into among the selling Holders, the Company and the underwriters in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall be controlling as to the Registrable Securities included in the public offering; provided, however, that if, as a result of this Section 2.7.5, any Holder, its officers, directors, and partners and any person controlling such Holder is held liable for an amount which exceeds the aggregate proceeds received by such Holder from the sale of Registrable Securities included in a registration, as provided in Section 2.7.2 above, pursuant to such underwriting agreement (the “Excess Liability”), the Company shall reimburse any such Holder for such Excess Liability.

2.8.              Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible, take all actions under its power and control in order to effect and retain such registration, including but not limited to:

2.8.1.                      giving each Holder entitled to written notice thereof pursuant to this Agreement as soon as practicable prior to filing the registration statement;

2.8.2.                      preparing and filing with the SEC a registration statement with respect to such Registrable Securities and to use its commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keeping such registration statement effective for a period of up to five (5) months or, if sooner, until the distribution contemplated in the Registration Statement has been completed, provided, however, that in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such registration statement be kept effective for a nine (9) month period and shall be extended to keep the registration statement effective until all such Registrable Securities are sold.

2.8.3.                      preparing and filing with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

2.8.4.                      furnishing to the Holders participating in this registration such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

2.8.5.                      in the event of any underwritten public offering, entering into and performing its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

2.8.6.                     notifying each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement or alleged untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and then, as expeditiously as possible, correcting such omission or misstatement;

2.8.7.                      causing all Registrable Securities registered pursuant hereunder to be listed on each securities exchange and/or quotation system on which similar securities issued by the Company are then listed;

2.8.8.                      providing a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

2.8.9.                      furnishing, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (iii) such other documents, certificates and instruments as are customarily provided in underwritten offerings;

2.8.10.                    using commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

2.8.11.                    using commercially reasonable efforts to register or qualify such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as any Holder or underwriter reasonably requires, and keeping such registration or qualification effective during the period set forth in Section 2.8.2 above;

2.8.12.                   causing its accountants to issue to the underwriter, if any, or the Holders, if there is no underwriter, comfort letters and updates thereof, in customary form and covering matters of the type customarily covered in such letters with respect to underwritten offerings;

2.8.13.            making available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and causing the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

2.8.14.                    notifying each Holder, at any time a prospectus covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event of which it has knowledge as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

2.8.15.                    taking such other related actions as shall be reasonably requested by any Holder.

2.9.              Lock-Up. Each Holder hereby agrees in connection with the public offering of the Company’s securities not to sell or otherwise dispose of any share capital of the Company owned (beneficially or of record) by such Holder (other than shares of Registrable Securities or other Ordinary Shares of being registered in such offering), without the consent of such managing underwriters, for a period of not more than ninety (90) days following the effective date of the registration statement relating to such offering (or such other date that the Company’s officers and directors have agreed to) or in either case, for such shorter period requested by the underwriters; provided, however, all Holders holding in excess of 1% of the share capital of the Company on a fully diluted basis (calculated assuming the conversion of all outstanding convertible securities and the exercise of all outstanding rights to acquire Ordinary Shares) and all officers and directors of the Company are also bound by or shall have agreed to the same terms. In any case, in the event the underwriters release any of the above from such “lock-up” restrictions prior to the scheduled expiration date, the Holders shall be released from their “lock-up” obligations hereunder on a proportionate basis. The Holders shall promptly execute a customary agreement to such effect with any managing underwriters if so requested.

2.10.            Foreign Offerings. If the Company is unable to register the Initiating Shares or the Demand Shares with the SEC, the provisions of this Section 2 shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States and any reference to the US laws or rules shall be deemed to be applicable to the applicable rules of any other jurisdiction in which the Company has registered its securities, to the extent required to achieve the purpose of the aforementioned rights.

2.11.            Rule 144 and 144A Reporting. With a view to making available to Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees at all times to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 and Rule 144A; and

(b)           use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

For purposes of facilitating sales pursuant to Rule 144A, so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, each Holder and any transferee of such Holder’s securities shall have the right to obtain from the Company, upon request of the Holder prior to the time of sale, a brief statement of the nature of the business of the Company and the products and services it offers; and the Company’s most recent balance sheet and profit and loss and retained earnings statements, and similar financial statements for the two (2) preceding fiscal years (the financial statements should be audited to the extent reasonably available).

2.12.            Termination. The obligations of the Company to register shares of Registrable Securities under Sections 2.1, 2.2 or 2.3 shall terminate immediately with respect to any Holder once all of the shares of Registrable Securities held by such Holder have been registered or may be publicly sold within any three (3) month period pursuant to Rule 144 of the Securities Act.

2.13.            Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of Litef Holdings, Inc., enter into any agreement with any holder or prospective holder of any securities of the Company to grant registration rights.

2.14.            Obligations of the Holders of Registrable Securities. Holders of Registrable Securities desiring to sell in a registration statement pursuant to this Agreement will furnish to the Company such information as the Company may reasonably require from such Holders of Registrable Securities in connection with the registration statement (and the prospectus included therein). No Holder may participate in any offering unless such Holder (i) agrees to sell his Registrable Securities on the basis provided in any agreement governing the offering and (ii) completes and executes all reasonable and customary questionnaires, indemnities, and other documents required in connection with the offering.

2.14.1.           Failure of a Holder to furnish the information and agreements described in this Agreement shall not affect the obligations of the Company under this Agreement to the remaining Holders of Registrable Securities to furnish such reasonable and customary information and agreements unless, in the reasonable opinion of counsel to the Company, such failure impairs or may impair the viability of the entire offering or the legality of the registration or the underlying offering.

2.14.2.           The Holders holding shares included in the registration will not (until further notice by the Company) effect sales thereof (or deliver a prospectus to any purchaser) after receipt of written notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus. At the end of the period during which the Company is obligated to keep the registration statement current and effective as described in Section 2.8.2 the Holders holding Registrable Securities included in the registration shall discontinue sales of shares pursuant to such registration statement upon receipt of written notice from the Company of its intention to remove from registration the shares of Registrable Securities covered by such registration statement that remain unsold, and such holders shall notify the Company of the number of such shares registered that remain unsold promptly upon receipt of such written notice from the Company.

2.14.3.           In connection with any offering, each Holder who intends to sell Registrable Securities will not use any offering document, offering circular or other offering materials with respect to the offer or sale of Registrable Securities, other than the prospectuses provided by the Company and any documents incorporated by reference therein.

3.         Miscellaneous.

3.1.              Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

3.2.              Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to principles of conflict of law provisions thereof and the competent courts in Tel Aviv shall have exclusive jurisdiction in all matters pertaining to this Agreement.

3.3.              Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and are binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.  None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Company, with the exception of: (i) assignments and transfers among the Holders; (ii) assignments and transfers from a Holder to any other entity which controls, is controlled by or is under common control with, such Holder; and (iii) as to any Holder which is a limited partnership, assignments and transfers to its partners or members and to affiliated limited partnerships managed by the same management Company or managing partner or by an entity which controls, is controlled by, or is under common control with, such management Company or managing general partner; provided, however, that no such assignment or transfer shall become effective unless and until each such transferee has provided the Company with a confirmation in writing that it is bound by all terms and conditions of this Agreement as if it were an original party to it.

3.4.              Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and Litef Holdings, Inc.

3.5.              Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be faxed or mailed, postage prepaid, or otherwise delivered by hand or by guaranteed courier, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Company:	address on the signature pages hereto

With a copy to: (such copy not constituting notice) GKH Law Offices 1 Azrieli Center (Round Building) Tel Aviv 67021, Israel Attention: Daniel Gamulka Fax: +972 3 607 4411
If the to any Holder:	address on the signature pages hereto

With a copy to: (such copy not constituting notice) Gornitzky & Co. 45 Rothschild Blvd. Tel Aviv, 65784 Israel Attention: Adv. Daniel Paserman and Adv. Benjamin Waltuch Fax: +972 3 5606555

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by guaranteed courier, the second day after pick-up by the guaranteed courier, and (iii) if sent via fax, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

3.6.              Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

3.7.              Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

3.8.              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart and all of which together shall constitute one and the same instrument.

3.9.              Third Parties.  Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective permitted assigns any rights or remedies under of by reason of this Agreement or the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have signed this Registration Rights Agreement as of the date first hereinabove set forth.

Tefron Ltd. By: /s/ Amit Meridor Name: Amit Meridor Title: Chief Executive Officer	Address: P.O.B. 1365 Misgav 20179 Israel Attention: CEO Fax: +972 4 990 0053 ______________________ Address: ______________________ Fax: ______________________
Litef Holdings, Inc. By: /s/ Martin Lieberman Name: Martin Lieberman Title: _____________	c/o LAPOINTE ROSENSTEIN MARCHAND MELANÇON, L.L.P. 1250 René-Lévesque Blvd. West, Suite 1400 Montreal, Quebec, Canada H3B 5E9 Facsimile: 514 925-5013 Attention: Brahm M. Gelfand
Intimes Nouvelle Seamless, Inc. By: /s/ Ben Lieberman Name: Ben Lieberman Title: _______________________	Address: 9500 Rue Meilleur, Bureau 400 Montreal, QC H2N 2B7, Canada Fax: +514-383-6891
Martin Lieberman /s/ Martin Lieberman	55 Louvain St. West Suite 200 Address: Montreal, Q.C. H2N IA4 Fax: 514-282-2638
Ben Lieberman /s/ Ben Lieberman	55 Louvain St. West Suite 200 Address: Montreal, Q.C. H2NIA4 Fax: 514-282-2638
Mivtach Shamir Ltd. By: /s Meir Shamir, Limor Avidor Name: Meir Shamir Title: Chief Executive Officer Name: Limor Avidor Title: Deputy Chief Executive Officer	Address: ______________________ Fax: ______________________

Fima Trust By: /s/ Robert Heberlein Name: Robert Heberlein Title: Director of Balina Inc., Trustee	Address: BCI House, Rarotonga, Cook Islands Fax: ______________________
Zilkha Investments L.P. By: /s/ Donald E. Zilkha Name: Donald E. Zilkha Title: Managing Member of its GP	Address: 152 West 57th Street, New York, NY 10019 Fax: 212-333-4155
Rimon Investments Master Fund L.P. By: /s/ Ziv Gil Name: Ziv Gil Title: Chief Executive Officer	Address: 1 Azrieli Center, Round Building Tel- Aviv, Israel 67021 Fax: +972-3-6957969
TA-TOP Limited Partnership By: /s/ Ron Ben - Haim Name: Ron Ben - Haim Title: Manager